Exhibit 10.34

          MADE2MANGAGE SYSTEMS, INC. EXECUTIVE SALARY CONTINUATION PLAN


     The Made2Magage Systems, Inc. Executive Salary Continuation Plan ("Plan") has been adopted by Made2Manage Systems, Inc., effective May 1, 2001.

                                   BACKGROUND

     A. The Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued undivided time, attention, loyalty, and dedication of key executive employees, notwithstanding the possibility, threat, or occurrence of a Change in Control.

     B. The Board believes that it is imperative to diminish the inevitable distraction of such executives by the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage such executives' full undivided time, attention, loyalty, and dedication to the Company currently and in the event of any threatened or pending Change in Control.

     C. By the adoption of this Plan, the Board intends to assure that, if a covered executive's employment terminates in connection with a Change in Control, the executive will be provided with compensation and benefits that are competitive with those of other corporations similarly situated to the Company.

                                   PLAN TERMS

     1. Definitions. When used herein, the following terms shall have the meanings set out below, when the first letter of the term is capitalized:

     (a)  "Affiliated Employer" means a parent or subsidiary of the Company.

     (b)  "Board"  or  "Board  of  Directors"   means  the  Company's  Board  of
          Directors.

     (c)  "Change in Control" means any of the following occurrences:

          (1) the Company becomes a party to an agreement of merger, consolidation, or other reorganization pursuant to which the Company will be a constituent corporation and the Company will not be the surviving or resulting corporation, or which will result in less than 50% of the outstanding voting securities of the surviving or resulting entity being owned by the former shareholders of the Company;

          (2) the Company becomes a party to an agreement providing for the sale or other disposition by the Company of all or substantially all of the assets of the Company to any individual, partnership, joint venture, association, trust, corporation, or other entity that is not an Affiliated Employer; or

          (3) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time) of an aggregate of more than 20% of the combined voting power of the then outstanding common stock of the Company.

     (d) "Committee" means the Compensation Committee of the Board, to which the Board has delegated authority to administer and interpret the Plan.

     (e) "Company" means Made2Manage Systems, Inc.

     (f) "Disability" means a disability as determined for purposes of any group disability insurance policy of the Company in effect for the Executive that qualifies the Executive for permanent disability insurance payments in accordance with such policy.

     (g) "Executive" means an employee of the Company whom the Board has designated as a participant pursuant to Section 2 and whose participation has not ended pursuant to that Section.

     (h) "Good Cause" means (i) conduct resulting in conviction for a felony or conviction for any crime or offense lesser than a felony involving the property of the Company or an Affiliated Employer, whether such conviction occurs before or after termination of employment; (ii) engaging in conduct that has caused demonstrable and material injury to the Company or an Affiliated Employer, monetary or otherwise; (iii) gross dereliction of duties or other gross misconduct and the failure to cure such situation within thirty (30) days after receipt of notice thereof from the Committee; or (iv) a material breach of
Section 5. The determination as to whether Good Cause exists shall be made by the Committee in good faith. Notwithstanding anything herein to the contrary, no act or failure to act of the Executive shall be considered to be "Good Cause" unless it shall be done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

     (i) "Good Reason" means, without the Executive's written consent:

          (1) a substantial change in the Executive's status, position, or responsibilities that does not represent a promotion from the Executive's status, position, or responsibilities as in effect immediately before the Change in Control;

          (2) a reduction by the Company in Executive's annual base salary, as in effect at the time the Executive became a participant hereunder, or as the same may be increased from time to time during the Executive's participation in the Plan;

          (3) the Company's requiring the Executive to be based at any place more than forty (40) miles distance from the location at which the Executive performed his principal duties immediately before a Change in Control, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations at the time of a Change in Control;

          (4) the failure by the Company to continue to provide the Executive with benefits (including any variable compensation program) substantially similar to, or of substantially the same aggregate value to the Executive, as those enjoyed by all other corporate officers of the Company from time to time either before or after a Change in Control;

          (6) the failure of the Company to obtain an agreement satisfactory to the Executive (which satisfaction may not be unreasonably withheld) from any successor or assign of the Company to assume and agree to perform the Company's obligations hereunder; or

          (7) any purported termination of the Executive's employment that is not a termination for Good Cause.

Notwithstanding anything in this subsection to the contrary, the Executive's right to terminate his employment for Good Reason pursuant to this Subsection shall not be affected by the Executive's incapacity due to physical or mental illness.

     (j) "Notice of Participation" means a written notice by the Committee to the Executive stating that the Executive has been designated a Participant hereunder and specifying the Executive's Salary Continuation Period.

     (k) "Salary Continuation Period" means the period during which the Executive's base salary is continued pursuant to Section 4, as designated in the Notice of Participation.

     (l) "Terminates Employment" or "Termination of Employment" means a complete termination of the employment relationship between the Executive and all Affiliated Employers.

     2. Participation. The Committee shall designate those employees who are covered by the Plan and the Salary Continuation Period for each covered Executive. The Committee shall provide a Notice of Participation to each covered Executive stating the Executive's Salary Continuation Period. The Committee may terminate an Executive's coverage under the Plan by providing written notice to the Executive, but any such termination shall be subject to the same limitations as specified in Section 11 for amendments to the Plan.

     3. Company's Payment Obligations. Subject to the conditions and limitations expressly stated herein, the Company agrees to pay or provide to the Executive the termination benefits specified in Section 4 if: (a) within one year after a Change in Control, either (i) the Company Terminates the Employment of the Executive for any reason other than Good Cause, death, or Disability, or (ii) the Executive voluntarily Terminates his Employment for Good Reason, or (b) the Company Terminates the Executive's Employment within one year before an actual or anticipated Change in Control, and the Executive reasonably demonstrates that such termination occurred in connection with, or in anticipation of a Change in Control (whether or not the Change in Control actually occurs). The Company's payment obligations hereunder are expressly contingent on the Executive's compliance with Section 6.

     4. Termination Benefits. If the Executive becomes entitled to benefits pursuant to Section 3, the Company shall pay or provide the following:

     (a) The Company shall continue to pay the Executive's base salary pursuant to its normal payroll practices for a period after his Termination of Employment equal to the Salary Continuation Period.

     (b) During the Salary Continuation Period, the Executive shall be entitled to continue, at the Company's cost, the Executive's (and his dependents') coverage under the Company's group insurance, health and accident, life, and disability benefit plans in which the Executive was entitled to participate immediately before the Change in Control, provided that continued participation is possible under the general terms and provisions of such plans, programs, and arrangements; provided, however, such continuation coverage shall run concurrently with any COBRA continuation coverage otherwise available to the Executive under the terms of such plans. If the Executive's (or his dependents') participation in any such plan, program, or arrangement is barred, or any such plan, program, or arrangement is discontinued or the benefits thereunder are materially reduced, the Company shall arrange to provide the Executive (and his dependents) with continued benefits substantially similar to those described above at the Company's cost throughout the Severance Period.

     5. Limitation on Payments. Before any payment pursuant hereto, the Company's independent auditors ("Auditor") shall determine whether any payment by the Company to or for the benefit of the Executive, whether paid pursuant hereto or otherwise, would be an "excess parachute payment" within the meaning of Section 280G of the Code. If the Auditor determines that any payment would constitute an excess parachute payment, the Company shall promptly notify the Executive of that fact, and the Executive may elect to reduce amounts payable him or for his benefit to the extent necessary to eliminate the excess parachute payment.

     6. Nonsolicitation. While covered by the Plan and for one year following his Termination of Employment, the Executive shall not (i) directly or indirectly divert or influence or attempt to divert or influence any business of the Company from the Company to a competitor of the Company or (ii) directly or indirectly seek to induce, bring about, influence, or encourage any employee of the Company to leave the Company's employment.

     7. Enforcement of Company's Obligation. It is the intent of the Company that an Executive not be required to incur the expenses associated with the enforcement of his rights hereunder by litigation or other legal action, nor that an Executive be bound to negotiate any settlement of his rights hereunder, because the cost and expense of such legal action or settlement would substantially detract from the benefits intended to be extended to the Executive. Accordingly, if following a Change in Control it should appear to the Executive that the Company has failed to comply with any of its obligations hereunder or in the event that the Company or any other person (including the Internal Revenue Service) takes any action to declare the Company's obligations hereunder void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish, or to recover from Executive the benefits to which he is entitled hereunder, and the Executive has complied with all of his obligations hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive's choice, at the expense of the Company, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether such action is by or against the Company or any director, officer, shareholder, or other person affiliated with the Company, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Executive as herein above provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices.

     8. No Duty to Mitigate Severance Pay. The amounts payable to the Executive hereunder shall be treated as severance compensation and not damages. No amount payable hereunder shall be affected by amounts earned by the Executive in subsequent employment or by any claim that the Company may have against the Executive or any other person.

     9. Assignment. The Executive shall have no right to assign his benefits under the Plan (other than by will or the laws of descent and distribution) without the prior written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall assign this Agreement to any corporation or other business entity succeeding to substantially all of the business and assets of the Company by merger, consolidation, sale of assets, or otherwise and shall obtain the assumption of this Agreement by such successor.

     10. Termination. The Board shall have the right to terminate the Plan for any reason prior to a Change in Control, provided that it has furnished at least 12 months' prior notice to each affected Executive. Termination of the Plan shall not affect the benefits payable to an Executive who Terminated Employment before the effective date of the termination.

     11. Amendment. The Board shall have the right to amend the Plan for any reason prior to a Change in Control, provided that it has provided at least 12 months prior written notice to each Executive who could be adversely affected thereby. Amendment of the Plan shall not adversely affect the benefits payable with respect to an Executive who Terminated Employment before the effective date of the amendment.

     12. Governing Law. This Agreement shall be governed by and subject to the laws of the State of Indiana.

     13. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had not been contained herein.

     14. Source of Payment. Amounts payable by the Company pursuant to an Agreement shall be paid from the general assets of the Company or its successor.

     15. Waivers. The Executive's or the Company's failure to insist upon strict compliance with any provision of the Plan or the failure to assert any right that the Executive or the Company may have under the Plan, including, without limitation, the right of the Executive to terminate his employment for Good Reason, shall not be deemed to be a waiver of such provision or right or of any other provision or right under the Plan.

     16. Non-Exclusivity of Right. Nothing in this Plan shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliated Employers and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any Affiliated Employer.

     To signify the Company's adoption of the Made2Manage Executive Salary Continuation Plan, the undersigned have signed this Plan document on the 27th day of July, 2001.


                                MADE2MANAGE SYSTEMS, INC.


                                /s/ David B. Wortmam
                                ------------------------------------------------
                                Chairman of the Board